[FHLBank Atlanta logo]

News Release

October 30, 2012

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares a Third Quarter 2012 Dividend of 2.43%,

Announces Excess Stock Repurchase

ATLANTA, October 30, 2012 - The Board of Directors of the Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the third quarter of 2012 of 2.43 percent.

"Our continued focus on member success and consistent financial performance resulted in a strong third quarter," said FHLBank Atlanta Chairman of the Board of Directors, Scott C. Harvard. "We are also pleased to announce the move to daily excess stock repurchase."

The dividend rate is equal to average three-month LIBOR plus 2 percent for the period of July 1, 2012, to September 30, 2012. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on November 6, 2012.

The Bank also announced that it will repurchase all membership excess capital stock and activity-based excess capital stock on November 19, 2012 (the Repurchase Date). Shareholders will be notified regarding the details of this repurchase. Beginning November 20, 2012, the Bank will repurchase activity-based excess capital stock on a daily basis. The operational threshold for daily excess stock repurchases will be $100,000.

The Bank today also released unaudited financial highlights for the quarter ended September 30, 2012. The Bank will announce full unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about November 8, 2012.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4.6 billion to the Affordable Housing Program.

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